Exhibit 10.4

LETTER AGREEMENT

THIS LETTER AGREEMENT (this “Agreement”), dated as of November 21, 2024, is by and between Forte Biosciences, Inc., a Delaware corporation (the “Company”) and Tybourne Strategic Opportunities Fund II, LP (the “Purchaser”).

WHEREAS, the Company and the Purchaser are parties to that certain Securities Purchase Agreement dated as of November 19, 2024 (the “Purchase Agreement”) pursuant to which the Purchaser, as well as other purchasers, are purchasing shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and/or pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”); and

WHEREAS, in order to induce the Purchaser to invest funds in the Company pursuant to the Purchase Agreement, the Purchaser and the Company hereby agree that this Agreement shall set forth certain rights and obligations with respect to the shares of the Company’s capital stock beneficially owned by the Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
(a)
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person.
(b)
“Board of Directors” means the board of directors of the Company.
(c)
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of New York are generally are open for use by customers on such day.
(d)
“Bylaws” means the bylaws of the Company, as may be amended, restated or otherwise modified from time to time.
(e)
“Closing Date” shall mean November 21, 2024.
(f)
“Fully Diluted Ownership Percentage” means a percentage equal to (x) the sum of the number of outstanding shares of Common Stock of the Company owned by the Purchaser and its Affiliates plus the number of shares of Common Stock subject to outstanding Pre-Funded Warrants held by the Purchaser and its Affiliates (without regard to any beneficial ownership limitations included therein), divided by (y) the sum of the total number of outstanding shares of Common Stock of the Company plus the total number of shares of Common Stock subject to all outstanding warrants issued by the Company, including the Pre-Funded Warrants issued pursuant to the Purchase Agreement and any other pre-funded warrants or standard warrants issued by the Company and outstanding at the time of determination.

(g)
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.
(h)
“SEC” shall mean the United States Securities and Exchange Commission.
2.
Board Representation.
(a)
During the period beginning on the date ninety (90) days after the Closing Date and ending on the earlier of (i) the three (3) year anniversary of the Closing Date and (ii) the first Business Day that the Purchaser’s Fully Diluted Ownership Percentage is less than ten percent (10%) (such period, the “Board Designation Period”), at any time that the Nasdaq Official Closing Price of the Common Stock is below $2.7760 (as adjusted for stock splits, recapitalizations and other similar events) for thirty (30) consecutive trading days, Purchaser shall be entitled to designate one individual (“Purchaser Designee”) to serve on the Board of Directors (“Designation Right”), pursuant and subject to the terms of this Section 2.
(b)
In order to exercise the Designation Right, Purchaser shall deliver a written notice to the Company stating that the Purchaser wishes to exercise the Designation Right and setting forth the name of the Purchaser Designee (the “Designation Notice”). As a condition to the appointment of any Purchaser Designee, the Purchaser will also provide, or cause the Purchaser Designee to provide, a completed and executed director nominee questionnaire in a form to be provided by the Company (a “Nominee Questionnaire”) and any other information that is reasonably required by applicable law for inclusion in the Company’s filings with the SEC relating to the appointment of such Purchaser Designee, proxy materials for meetings of stockholders, and all other applicable filings with the SEC.
(c)
Subject to the terms of this Section 2, the Company hereby agrees to appoint the Purchaser Designee to the Board of Directors within fifteen (15) Business Days following receipt of both

(i) the Designation Notice and (ii) the completed Nominee Questionnaire. Thereafter, for the remainder of the Board Designation Period, subject to the requirements of fiduciary duties under applicable law, the Company shall include the Purchaser Designee in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company at each annual or special meeting of the Company’s stockholders at which directors of the same class as the Purchaser Designee are to be elected and every adjournment or postponement thereof. If a Purchaser Designee elected or appointed pursuant to the terms hereof ceases to serve as a member of the Board of Directors for any reason, then the Purchaser shall have the right to designate another designee pursuant to the terms of this Agreement, it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces, and the Company shall take all such action as is reasonable and necessary to promptly cause the election or appointment of such other designee to the Board of Directors for such term. If the Purchaser has exercised the Designation Right and the Board Designation Period lapses while a Purchaser Designee is serving on the Board of Directors, the Purchaser Designee shall not be required to resign but may continue to serve on the Board of Directors for the remainder of the Purchaser Designee’s then-current term on the Board of Directors.

(d)
Notwithstanding any other provisions of this Section 2, the Company shall not be required to appoint a Purchaser Designee to the Board of Directors if a majority of the disinterested members of the Board of Directors reasonably determines in good faith, after consultation with outside legal counsel, that such person would not be qualified to serve as a director of the Company under any applicable law (including requirements of fiduciary duties under applicable law), rule or regulation, rule of the stock exchange on which the Company’s shares are listed, the Bylaws or any policy or guidelines previously approved by the Board of Directors and made available to the Purchaser, provided that the direct or indirect purpose of any such policy or guideline is not to obstruct the Purchaser’s right to designate an individual as a nominee to the Board of Directors or its rights under this Agreement, and provided further that the parties agree any such Purchaser Designee is not required to meet the independence requirements of the SEC or the Nasdaq Stock Market LLC. The Company shall notify the Purchaser of any objection to a Purchaser Designee promptly following determination by the Board of Directors that such Purchaser Designee is not qualified to serve as a director of the Company, and in any event on or prior to the fifteenth (15th) Business Day following receipt of the Designation Notice and completed Nominee Questionnaire with respect to such Purchaser Designee, so as to enable the Purchaser to propose a replacement Purchaser Designee in accordance with the terms of this Agreement.

(e)
Purchaser understands that, as a condition to the appointment of Purchaser Designee, the Company may require the Purchaser Designee to agree in writing, during the term of any service as a director of the Company, to (a) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee members of the Board of Directors, including, without limitation, the Company’s business and ethics code of conduct, insider trading policy, and related- person transactions policy, in each case as previously approved by the Board of Directors and as amended from time to time, and compliance with applicable disclosure controls and procedures, including but not limited to completing an annual director and officer questionnaire; and (b) keep confidential and not publicly disclose discussions and matters considered in meetings of the Board of Directors and its committees, as applicable, or other confidential information of the Company that the Purchaser Designee receives from the Company, unless previously disclosed publicly by the Company.
(f)
For so long as any Purchaser Designee serves as a director, such director shall be entitled to (i) the same reimbursement for travel and other expenses paid to other non-employee directors incurred in connection with his or her duties as a director, including any service on any committee of the Board of Directors, and (ii) the same indemnification, exculpation and advancement of expenses rights provided to other non-employee directors, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance coverage with respect to such director (subject to the limitations of such coverage, and with such coverage terms as the Company deems reasonable) to the same extent that it indemnifies and provides insurance for other non-employee directors.
3.
Miscellaneous.
(a)
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.
(b)
Certain Adjustments. Subject to Section 3(n) below, the provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.
(c)
Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(d)
Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.
(e)
Entire Agreement. This Agreement and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.
(f)
Notices. All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below. Notices must be given: (i) by personal delivery, with receipt acknowledged; (ii) by facsimile followed by hard copy delivered by the methods under clause (iii) or (iv); (iii) by prepaid certified or registered mail, return receipt requested; or (iv) by prepaid reputable overnight delivery service. Notices shall be effective upon receipt. Either party may change its notice address by providing the other party written notice of such change. Notices shall be delivered as follows:

If to the Purchaser: Tybourne Strategic Opportunities Fund II LP

c/o Tybourne Capital Management (HK) Limited Unit 818-822, 8/F, Bank of America Tower

12 Harcourt Road, Central, Hong Kong

Email: TCMCompliance@tybournecapital.com

If to the Company: Forte Biosciences, Inc.

3060 Pegasus Park Drive, Building 6

Dallas, Texas 75247

Attn: Paul Wagner, Chief Executive Officer Email: [***]

with a copy (which copy shall not constitute

notice) to: Wilson Sonsini Goodrich and Rosati, P.C.

12235 El Camino Real

San Diego, California 92130 Attention: Dan Koeppen Email: [***]

(g)
Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Purchaser hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of the Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Purchaser of any breach or default of the Company under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, in each case, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.
(h)
Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means), each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
(i)
Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(j)
Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by the Company and the Purchaser.
(k)
Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of New York or in any New York state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.
(l)
Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration,

to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.
(m)
Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.
(n)
Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of the parties hereto; (b) the tenth (10th) anniversary of the date of the Closing Date; (c) such time as the Purchaser’s Fully Diluted Ownership Percentage is less than ten percent (10%), (d) any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving entity immediately after such merger or consolidation; or (e) the sale to another Person of all or substantially all of the Company’s assets in one transaction or a series of related transactions, provided that no such termination shall relieve a party for any breach of this Agreement prior to its termination.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Letter Agreement as of the date first above written.

FORTE BIOSCIENCES, INC.

By: /s/ Paul Wagner Name: Paul Wagner

Title: Chief Executive Officer

TYBOURNE STRATEGIC OPPORTUNITIES FUND II LP

By: Tybourne Strategic Opportunities GP II Limited, its General Partner

By: /s/ Tanvir Ghani Name: Tanvir Ghani

Title: Director